AGREEMENT

         THIS AGREEMENT is made this 22nd day of November, 2000 by and between PINNACLE FOODS, INC., a Pennsylvania corporation (the "Company"), and ROBERT V. MATTHEWS, an individual domiciled in the State of Connecticut ("Matthews").

                                   BACKGROUND:

         WHEREAS, Matthews is a shareholder of the Company;

         WHEREAS, pursuant to the terms of that certain Loan Agreement (the "Loan Agreement") and related Promissory Note dated June 29, 2000, Matthews has loaned the Company Three Hundred Thousand Dollars ($300,000) (the "Outstanding Loan");

         WHEREAS, the Company wishes to engage Matthews as a financial advisor on the terms and conditions set forth below and the parties wish to modify the terms of the Outstanding Loan.

         NOW, THEREFORE, for and in consideration of the mutual promises contained in this Agreement and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

         1. Debt Financing.

            (a) The Company hereby employs Matthews and Matthews agrees to serve the Company as a financial advisor on the terms and subject to the conditions set forth in this Agreement. Matthews shall and hereby agrees to use his best efforts to assist the Company in procuring debt financing (including forgivable loans), the aggregate gross proceeds of which shall be not less than Nine Million Five Hundred Thousand Dollars ($9,500,000) (the "Debt Financing"). "Best efforts," as used in the preceding sentence, shall not include action that would require Matthews to register under any Federal, state, or other law or regulation.

            (b) The Debt Financing shall be advanced by or through one or more banks, trust companies, insurance companies, industrial development authorities or agencies, economic development authorities or agencies, or other institutional lenders. The Company shall be under no obligation to accept the Debt Financing (or any portion thereof) if the permitted use of proceeds, interest rate, amortization schedule, security provisions (including any required guaranties), or any other material term or provision thereof is not reasonably acceptable to the Company.

            (c) Matthews acknowledges that in performing his duties under this Agreement, he is an agent of the Company, and is therefore not authorized to make any commitments or promises on behalf of the Company unless expressly authorized to do so in writing. Matthews


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

agrees not to take any action pursuant to this Agreement which is contrary to the direction or wishes of the Company.

            (d) In consideration of the execution of this Agreement, Matthews shall be entitled to receive, and the Company shall and hereby agrees to deliver to Matthews, on February 1, 2001, One Million One Hundred Thousand (1,100,000) shares of the Common Stock of the Company.

            (e) Upon the closing of the Debt Financing, Matthews shall be immediately entitled to receive, and the Company shall and hereby agrees to deliver to Matthews as promptly as possible but in no event more than fifteen
(15) days after such closing an additional One Million One Hundred Thousand (1,100,000) shares of the Common Stock of the Company.

         2. Modification of Outstanding Loan.

            (a) The Outstanding Loan shall stop accruing  interest under section
3.1 of the Loan Agreement as of the date of this Agreement and the Company shall have no obligation to pay such interest on the Outstanding Loan for any time period after the date of this Agreement. The Company shall also be relieved of the obligation to deliver to Matthews any additional interest payable in shares of Company common stock pursuant to the terms of section 3.3(c) or (d) of the Loan Agreement.

            (b) Matthews shall be entitled to convert, at his option, on or before July 31, 2001, the principal and accrued interest (if any) due as of the date of this Agreement under the Outstanding Loan into shares of Common Stock at the rate of one share for each One Dollar ($1.00) owed under the Outstanding Loan. If the conversion right set forth in the previous sentence has not been exercised before August 1, 2001, Matthews shall contribute the principal and accrued interest (if any) due under the Outstanding Loan to the Company in exchange for the issuance of shares of Common Stock at the rate of one share for each One Dollar ($1.00) owed under the Outstanding Loan. In either such case, Matthews shall return the promissory note to the Company marked "PAID" in exchange for the shares issued upon such conversion or upon such exchange. The maturity date of the Outstanding Loan is hereby extended to August 1, 2001 to accommodate the foregoing provisions.

         3. Term. Either party can terminate this Agreement at any time if no Debt Financing acceptable to the Company has been closed on or before March 31, 2001. Notwithstanding the foregoing, in the event that within six months of the date this Agreement terminates or expires for any reason, the Company closes a Debt Financing with a lender to whom Matthews introduced the Company or with respect to a loan application with which Matthews assisted the Company, the Company shall deliver to Matthews the shares described in Paragraph 1(e) hereof.



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         4. Stock Options.

            (a) The Company hereby issues to Matthews an option (the "Option") to acquire up to Two Million (2,000,000) additional shares of Common Stock of the Company on the terms and subject to the conditions and adjustments (if applicable) set forth in this Paragraph 4 and in Paragraph 8.

            (b) Matthews shall not be entitled to exercise the Option unless, on or before June 30, 2006, the lender of any Debt Financing for which Matthews earned the shares described in Paragraph 1(e) hereof unconditionally and irrevocably (i) forgives all or a portion of such Debt Financing or (ii) otherwise does not require repayment thereof (or a portion thereof).

            (c) The exact number of shares as to which the Option will become exercisable will be the amount of Debt Financing so forgiven or for which payment is not so required (up to a maximum of Five Million Dollars ($5,000,000)) divided by the Measuring Amount (as hereinafter defined).

            (d) The Option may be exercised by delivering written notice to the Company at its principal office on or before June 30, 2006. No exercise price is payable with respect to such exercise. A certificate or certificate(s) representing the shares of Common Stock covered by such Option exercise shall be issued as soon as practicable thereafter.

            (e) If the Company shall issue any additional shares of Common Stock by way of a stock dividend on, or split-up, subdivision, or reclassification of, its outstanding shares of Common Stock, or the like prior to the exercise of the Option, then the number of shares subject to the Option shall be proportionately adjusted. Such adjustments shall be made successively each time so required by the terms of this subparagraph (e).

            (f) If there shall be any capital reorganization, consolidation, merger or other reorganization of the Company with any other entity or entities, or any sale of all or substantially all of the Company's property and assets to any other entity or entities prior to exercise of the Option, the Company shall take appropriate action to enable Matthews to receive upon any subsequent exercise of such Option, in whole or in part, in lieu of any shares of Common Stock of the Company, the shares, securities, or other assets which he would have received if such exercise had been effected immediately before such capital reorganization, consolidation, merger, or other reorganization.

            (g) The Company shall at all times maintain a sufficient number of authorized but unissued shares of Common Stock to satisfy its obligations under this Agreement.

            (h) The Company shall use reasonable commercial efforts to satisfy any employment or other requirement necessary to obtain such debt forgiveness or such lender's agreement not to require repayment, but shall have no liability to Matthews under this Paragraph 4 for its failure to satisfy such requirement in spite of such efforts.


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


            (i) No adjustment shall be made under subparagraph (e) or (f) of this Paragraph 4 by reason of the issuance of shares of Common Stock of the Company for cash, property or services, by way of stock options or warrants, subscription rights or otherwise. However, the provisions of this subparagraph
(i) shall not affect the operation of Paragraph 8.

            (j) "Measuring Amount" means Two Dollars Fifty Cents ($2.50) or the Weighted Average Amount determined pursuant to the terms of Paragraph 8, whichever is lower.

            (k) The provisions of this Paragraph 4 shall survive termination of the Agreement.

         5. Company Representations. The Company represents and warrants to Matthews as follows:

            (a) The Company has the power to execute, deliver and perform its obligations pursuant to this Agreement, and has taken all necessary action to authorize the execution, delivery and performance by the Company of this Agreement.

            (b) The execution and delivery of this Agreement and compliance by the Company with the terms and provisions hereof or of any of the other agreements or instruments referred to herein do not and will not violate any provision of any existing law or regulation or any writ or decree of any court or governmental instrumentality, or any agreement or instrument to which the Company is a party or which is binding upon it or its assets, and will not result in the creation or imposition of any lien, security interest, charge or encumbrance of any nature whatsoever upon or in any of its assets; and no consent of any other party, and no consent, license, approval or authorization of or registration (other than the possible requirement that the Company register to do business in the State of Connecticut in order to enforce this Agreement) or declaration with any governmental bureau or agency, is required in connection with the execution, delivery, performance, validity and enforceability of this Agreement; and this Agreement is the legal, valid and binding obligation of the Company, enforceable in accordance with its terms.

            (c) The Company is a Pennsylvania corporation having authorized capital stock consisting solely of 50,000,000 shares of voting common stock, of which Eleven Million Three Hundred Ten Thousand Six Hundred Forty (11,310,640) shares are issued and outstanding. Upon issuance of the shares referred to in this Agreement to be issued to Matthews, all of such shares shall be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding options, puts, calls or warrants to acquire any stock of the Company except as set forth on Annex A attached hereto.

         6. Matthews' Representations. Matthews represents and warrants to the Company as follows:


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

            (a) The shares of Common Stock of the Company to be acquired by him pursuant to the terms of this Agreement (collectively, the "Shares") are being acquired by him for investment and not with a view to the distribution or resale thereof;

            (b) In connection with the acquisition of the Shares, he has relied solely on investigations made by him, and he acknowledges that he has had sufficient time to conduct the due diligence he deems necessary to evaluate the potential benefits and risks associated with the acquisition of the Shares;

            (c) He understands that the Shares to be acquired by him have not been registered under the Securities Act of 1933 (the "Act") or under the securities laws of any state and, therefore, cannot be sold or otherwise transferred unless they are registered under the Act and applicable state securities laws or unless an exemption from registration is available;

            (d) He understands that he has no right to require such registration, and hereby agrees that he will not sell or otherwise transfer the Shares acquired by him until such time, if ever, that such Shares are either registered or qualified under applicable law or the Company receives to its satisfaction an opinion of counsel (unless waived by the Company) to the effect that an exemption from registration and qualification is available;

            (e) He has read the definition of "accredited investor" contained in Rule 501 promulgated under the Act, a copy of which has been given to him, and that he is an "accredited investor" in accordance with such definition;

            (f) He has been provided access to all information which he requested to evaluate his prospective acquisition of the Shares;

            (g) He has been given and has acted upon the opportunity to ask questions of and to receive answers from the Company relating to the Company's operations and to his contemplated acquisition of the Shares, and to obtain any additional information necessary to verify the accuracy of the information made available to him;

            (h) He has received and reviewed the Company's financial statements at December 31, 1999 and for the period from inception through such date as audited by Larson, Allen, Weishair & Co., LLP and the internally prepared, unaudited financial statements of the Company at August 31, 2000 and for the eight months then ended, which he acknowledges are subject to year-end and other audit adjustments;

            (i) He is domiciled in the State of Connecticut and has a mailing address of 59 Elm Street, New Haven, CT 06510; and

            (j) His Social Security number is ###-##-####.

         7. Break-Up Fee. In the event that, prior to the completion of the Debt Financing and prior to the termination of this Agreement, more than Thirty Percent (30%) of the Company's outstanding shares of Common Stock shall be sold in a single transaction or series of


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

related transactions (excluding any such shares sold directly or indirectly by Matthews) or the Company shall be merged or consolidated with another entity such that the shareholders of the Company immediately before such merger or consolidation own less than Fifty Percent (50%) of the voting securities of the surviving corporation after such merger or consolidation, or the Company shall sell all or substantially all of the Company's assets, Matthews shall immediately receive the shares set forth in Paragraph 1(e) hereof.

         8. Anti-Dilution.

            (a) If the Company issues (the "Share Issuance") any shares of its capital stock without consideration or for a consideration per share less than Two Dollars Fifty Cents ($2.50) at any time after Matthews becomes entitled to receive the shares set forth in Paragraph 1(e) (whether pursuant to Paragraph 3 or 7 or otherwise), then and in such event the number of shares Matthews shall be entitled to receive pursuant to each of Paragraphs 1(d) and 1(e) shall be increased to the quotient of Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000) divided by the Weighted Average Amount (as defined below). (If any shares have already been delivered to Matthews pursuant to Paragraph 1(d) or 1(e) prior to Matthews' retroactively becoming entitled to such an increase then only such increased number shall subsequently be delivered to Matthews.) All shares to which Matthews becomes entitled pursuant to the terms of this Paragraph 8 shall be delivered to him simultaneously with the Share Issuance.

            (b)  The  "Weighted  Average  Amount"  shall  mean a  fraction,  the numerator of which is the sum of Five Million Dollars ($5,000,000) plus the aggregate consideration received in all such Share Issuances, and the denominator of which is the sum of Two Million (2,000,000) plus the number of shares of Common Stock of the Company issued in all such Share Issuances.

            (c) If the Company issues shares without consideration or for a consideration per share less than One Dollar ($1.00) at any time prior to January 1, 2002, then and in such event the number of shares Matthews shall be entitled to receive pursuant to Paragraph 2 shall be increased to the product of Three Hundred Thousand (300,000) shares multiplied by a fraction, the numerator of which is the sum of 300,000 plus the number of shares issued without consideration or for a consideration of less than One Dollar ($1.00) per share and the denominator of which is the sum of $300,000 plus the aggregate consideration received for such shares issued without consideration or for a consideration of less than One Dollar ($1.00) per share. (If any shares have already been delivered to Matthews pursuant to Paragraph 2 prior to Matthews' retroactively becoming entitled to such an increase, then only such increased number shall subsequently be delivered to Matthews.)

            (d) The provisions of this Paragraph 8 shall survive termination of this Agreement.

         9. Information. The Company agrees that all information furnished to Matthews shall be accurate and complete in all material respects and that if such information, in whole or in part, shall become inaccurate, misleading or incomplete, the Company shall promptly so advise Matthews in writing and correct such information. Accordingly, the Company recognizes and confirms that Matthews assumes no responsibility for the accuracy or completeness of such


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

information and that, in rendering his services hereunder, Matthews will be using and relying upon such information without independent verification thereof.

         10. Indemnification.

            (a) The Company agrees to hold Matthews harmless from and against all claims, liabilities, losses, damages and expenses as they are incurred (including reasonable fees to Matthews' counsel) related to or arising out of this Agreement or Matthews' role in connection therewith except for actions taken by Matthews which have not been specifically authorized hereunder, which are in contravention of any written direction of the Company, or which violate any obligation of Matthews hereunder. Notwithstanding the foregoing, the Company shall have no obligation to reimburse Matthews for the fees of his counsel in connection with any bona fide dispute between them arising under this Agreement. The Company's obligations under this Paragraph 10 shall survive termination or expiration of this Agreement.

            (b) Matthews shall and hereby agrees to hold the Company, its directors and officers, jointly and severally, harmless from and against all claims, liabilities, losses, damages and expenses as they are incurred
(including reasonable fees to the attorneys of the foregoing) related to or arising out of any material misrepresentation or material misstatement made by Matthews hereunder or in representing the Company pursuant hereto. Notwithstanding the foregoing, Matthews shall have no obligation to reimburse the Company for the fees of its counsel in connection with any bona fide dispute between them arising under this Agreement. Matthews' obligations under this Paragraph 10 shall survive termination or expiration of this Agreement

         11. Successors and Assigns. This Agreement shall be binding upon the parties and their respective heirs, successors and assigns.

         12. Governing Law. This Agreement shall be governed by the laws of the State of Connecticut.

         13. Board Observation Rights.

            (a) As long as Matthews is a shareholder of the Company, the Company shall notify Matthews at the same time as the Company notifies the members of its Board of Directors of the date of each meeting of the Board of Directors of the Company or a meeting of a committee thereof, and Matthews shall be permitted to attend (or appoint a representative to attend) each such meeting as an observer. Matthews shall receive the same information provided to the Board of Directors.

            (b) Matthews acknowledges that, as a result of such board observations rights or as a result of his ownership of shares of Common Stock, he may become privy to certain material non-public information about the Company. Matthews covenants and agrees that he will abide by applicable securities law limitations on his ability to purchase and sell shares of








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Company Common Stock as a result of the possession of any such information,  and shall not, directly or indirectly, disclose any such information to any person if such disclosure would violate any applicable securities laws.

         14.   Counterpart   Signatures.   This   Agreement  may  be  signed  in
counterparts and shall be effective when one or more counterparts bear(s) the signatures of both parties.

         IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

                                           PINNACLE FOODS, INC.


                                  By:      ________________________________
                                           Michael Queen, President



                                           ___________________________(SEAL)
                                           Robert V. Matthews

















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                                     Annex A

                             Company Capitalization

Options

Date Issued                    Number of Shares         Exercise Price Per Share

December 10, 1999                    50,000                    $0.16
August 1, 2000                      400,000                     0.16
August 1, 2000                      350,000                     0.30
August 1, 2000                      450,000                     0.33
August 1, 2000                      163,000                     1.00
                                    -------
                                  1,413,000
                                  =========


Convertible Debentures

Date                                Face Amount               Conversion Price

July 31, 2000                       $370,239.66                       $0.75
September 20, 2000                   100,000.00                        1.25
September 22, 2000                   200,000.00                        1.25
September 27, 2000                    50,000.00                        1.25
                                    -----------
                                    $720,239.66
                                    ===========

Other Loans

Date                                Face Amount          Special Provisions

June 29, 2000                       $400,000 *           Equity Kickers Issuable
                                                         with Cash Interest




* $300,000 of this amount is being modified pursuant to the terms of Paragraph 2 of this Agreement.












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